EXHIBIT 99.1

ENSERVCO Corporation Updates Investors on 2019 Fourth Quarter and Full Year Financial Expectations

DENVER, CO – January 10, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects 2019 fourth quarter revenue to be between $8.0 million and $8.1 million as compared to $13.3 million in the fourth quarter last year.  Full-year 2019 revenue is expected to be between $43.0 million and $43.1 million compared to $42.8 million in 2018. These preliminary revenue estimates have been adjusted to reflect the discontinuation of water transfer operations in the fourth quarter of 2019.

Ian Dickinson, President and CEO, said the results reflect a sharper than anticipated decline in domestic oil and gas well completion activity and resulting pricing pressure in the fourth quarter.  He added that it is too early in the year-end close process to provide adjusted EBITDA information.

“The decline in drilling and completion activity accelerated in the fourth quarter and combined with significant pricing pressure to result in lower than expected revenue in Q4 and 2019,” said Dickinson.  “As a result, the market share gains we achieved during 2019 did not translate into improved financial results.  On a positive note, we have seen an uptick in customer activity in the first 10 days of January and, although it is still early, we are hopeful that we will achieve a meaningful increase in sequential quarter revenue.  Enservco provides more than 300 domestic oil and gas producers, including some of the world’s largest, with mission critical services.  We are the nation’s largest provider of frac water heating and we provide a variety of complementary services for drilling and completions as well as maintenance and support.”

In other Company news, Enservco has submitted a business plan to the NYSE American exchange that outlines the Company’s intention to regain compliance with listing standards.  In addition, as previously announced in the Company’s third quarter investor update, in October 2019 Enservco incurred $1.2 million in over-advances above its $29.7 million borrowing base availability on its bank line of credit.  The over-advances related to the Company ramping up to fulfill customer demand for the 2019-20 heating season.  On January 6, 2020, the bank provided Enservco with a notice of events of default and reservation of rights pertaining to the Company not having: 1) maintained minimum liquidity of $1.5 million for the months of October and November 2019; 2) maintained a minimum fixed charge coverage ratio of 1.1 to 1.0 for the months of October and November 2019.  The bank has elected not to exercise, and has not waived, its right to immediate payment of this over-advance and Enservco continues to work with the bank to resolve this issue.

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include potential for drilling and completions activity levels and fleet utilization to continue increasing.  It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Direct: 303-880-9000

Email: jay@pfeifferhigh.com